RESEARCH AGREEMENT

Between

STELLENBOSCH UNIVERSITY ("**SU**")	
Physical Address	Krotoa Building, Room 2037, Victoria Street, Stellenbosch, 7600, South Africa
Postal Address	Private Bag X1, Matieland, Stellenbosch, 7602, South Africa
Telefax Number	+27 (0)21 883 9027
Telephone Number	+27 (0)21 808 9488
Contact Person: **Contract** related matters	Legal Advisor: Mr Ollof Esterhuizen ollof@sun.ac.za
Contact Person: **Project** related matters	Prof E Terblanche et2@sun.ac.za
Signature who warrants that s/he is duly authorised to sign	*/s/ Prof S Moyo*
Name	Prof S Moyo
Position	Deputy Vice Chancellor: Research, Innovation & Postgraduate Studies
Date of signature	
and	
Advanced Health Intelligence Ltd ("**Client**")	
Physical Address	Suite 5, 71-73 South Perth Esplanade, South Perth, Western Australia 6151
Postal Address	PO Box 190, South Perth, WA
Telefax Number	
Telephone Number	
Contact Person	Dylan Garnett
Email Address	Dylan.garnett@ahi.tech
Signature who warrants that s/he is duly authorised to sig	*/s/ Scott Montgomery*
Name	Scott Montgomery
Position	Chief Executive Officer
Date of signature	21/05/2023

By signing this cover sheet the Parties acknowledge that they have read and understand the attached terms and conditions of this Agreement, and agree to be bound by the terms and conditions of this Agreement.

Effective date: 27 Feb 2023 **Contract Period (Duration):** 30 Nov 2023

[***]

PREAMBLE

Whereas the Client desires the research assistance of certain technically qualified employees of SU, as well as access to certain facilities and equipment of SU; and

whereas SU is willing to co-operate with and assist the Client by furnishing such personnel, rendering such research services and availing facilities as may be required for the research at an agreed fee;

now therefore the parties wish to record in writing the Agreement they have concluded:

1. INTERPRETATION / DEFINITIONS

1.1. In this Agreement, unless inconsistent with or otherwise indicated by the context –

1.2. "**Agreement**" means the Agreement contained in this document, including any written amendments made thereto and signed by each Party from time to time,

1.3. "**Academic Work**" means a copyright work such as a thesis, dissertation, article, handbook or any other publication which in the ordinary course of business is associated with conventional academic work and that may arise in connection with the Research (but for the avoidance of doubt excluding any Client Research);

1.4. **Client Research** means means the research to be conducted by the Client as described in Schedule A and Schedule A.1 hereto.

1.5. "**Background Intellectual Property**" means, in connection with a Party, its Know-How and Intellectual Property Rights:

(a) identified as such in Schedule B attached hereto; and/or

(b) that is made available by the Party for the purposes of the Research conducted under this Agreement, but that can be demonstrated not to have arisen in the course of or as a result of the conduct of the Research under this Agreement.

1.6. "**Confidential Information**" means any information of a confidential nature, which has been, or may be obtained directly or indirectly by one Party hereto from the other Party hereto, whether in writing or in electronic format, or pursuant to discussions held between the Parties, or which can be obtained by examination, testing, visual inspection or analyses, including, without limitation all information pertaining to a Party's Background Intellectual Property, the Foreground Intellectual Property and Deliverables, including the properties, characteristics, content and composition thereof and the logic, coherence and methods of use or implementation thereof, as well as all materials, technologies, inventions, information relating to a Party's past, present and future research and development or to a Party's trade secrets, business activities, software, software development kits, technology, licensors, opportunities, products, services, clients, or suppliers, or to a Party's Know-How, as well as the terms and conditions of this Agreement, any information identified as confidential, and any other material which contain or otherwise reflect, or are generated or derived from any such information as is specified in this definition;

1.7. **"Deliverables"** means, in relation to the Research, all tangible deliverables in PDF or hard copy format, including all reports and prototypes as specified in Schedule A. For avoidance of doubt all databases, software, Background Intellectual Property, Know How and Materials and Academic Works are excluded from Deliverables, unless specifically included in Schedule A**;**

1.8. "**Effective Date**" means the date specified as such on the cover sheet of this Agreement and failing such specification, the date of signature of this Agreement by the Party signing last;

1.9. "**Foreground Intellectual Property**" means all processes or products arising pursuant to the performance of the Research, including without limitation, improvements and modifications of the Background Intellectual Property, any new Know-How, invention, plant variety, design, genetic sequence, computer program, database or other copyright work so arising

1.10. "**Complete Research**" means the Research and Client Research.

1.11. "**Funding**" means the funding to be paid as specified in Schedule A to SU by the Client in respect of the Deliverables;

1.12. "**Intellectual Property Rights**" any creation of the mind that is recognised and/or capable of being protected by law from use by any other person, whether registered, registerable or the subject matter

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of an application for registration or not; and all statutory intellectual property, including all patents, design registrations and trade mark registrations;

1.13. **"IPR Act"** means the Intellectual Property Rights from Publicly Financed Research and Development Act, Act 51 of 2008;

1.14. **"Know-How"** means any and all concepts, ideas, methods, methodologies, procedures, processes, formulae, techniques, models (including, without limitation, function, process, system and data models), templates, designs, utilities and routines, and logic, coherence, properties, composition and methods of operation and manipulation of materials, systems, structures or processes that a Party has created, acquired or otherwise has rights in which is not in the public domain;

1.15. "**Material**" means any material or substance (including of natural, synthetic, biological or chemical nature) made available to, used or generated by a Party in connection with the Deliverables;

1.16. "**NIPMO**" means the National Intellectual Property Management Office, a function managed within the Department of Science and Technology or any of its instruments or entities, as established in terms of the IPR Act.

1.17. "**Parties**" means the Client and SU as fully described on the cover sheet of this Agreement.

1.18. "**Research**" means the research to be conducted by SU as described in Schedule A hereto but confined to the data sets and measurements pertaining to the DEXA and/or Fitness activity;

1.19. **"Student"** means an individual who is an under graduate, post graduate student or post doctoral fellow, and registered as such.

2. APPOINTMENT

The Client hereby appoints SU to perform the Research and to provide the Deliverables, in return for the Funding, and in accordance with the terms and conditions of the Agreement and as specified in Schedule A and SU accepts such appointment.

3. DURATION

3.1. This Agreement will commence on the Effective Date and endure for the contract period as defined on the cover sheet hereto and/or in Schedule A, subject to provisions that provide for its earlier termination (the **Term**). The clauses relating to ownership of Intellectual Property, Confidentiality, the Limitation of Liability and Dispute Resolution will survive any termination of the Agreement. All rights that have already accrued as at the date of termination will remain unaffected.

3.2. This Agreement shall come into full force and effect on the Effective Date, however in the event that the required regulatory approvals, including but not limited to NIPMO, South African Reserve Bank and South African Exchange Control Authorities approval, are not attained by 01 June 2023 this Agreement shall automatically terminate on that date.

4. FUNDING

As consideration for the performance of the Research and providing the Deliverables referred to in Schedule A, the Client shall, following the Client's receipt of the Deliverables and a valid invoice issued by SU in respect of each component of the Deliverables, pay SU the amounts of Funding specified in the payment schedule set out in Schedule A hereto, in respect of each component of the Deliverables, on or before the date specified in the payment schedule for such Funding component. Upon receipt of the full payment for each Deliverable, the ownership of that Deliverable will be transferred to the Client.

5. OBLIGATIONS

5.1. SU's Obligations

5.1.1. Subject to clause 3.2, SU shall commence the performance of the Research promptly after the Effective Date and shall complete the Research and provide the Deliverables in accordance with the terms and conditions of this Agreement.

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5.1.2. SU will appoint a liaison officer to communicate between the Client and SU and will notify the Client as to whom such person is.

5.1.3. SU undertakes to maintain the highest ethical and safety standards when conducting the Research, particularly when human and animal subjects are involved. Funds will not be used to promote or engage in violence, terrorism, bigotry or the destruction of any State.

5.2. **Client's Obligations**

5.2.1. Client acknowledges that SU has obligations imposed upon it in terms of the IPR Act and undertakes to provide all reasonable assistance to SU to enable it to comply with all of its obligations in this regard, where applicable and in the Client's best interest.

5.2.2. The Client will fulfil any and all obligations as may be required in Schedule A to enable SU to conduct the Research.

6. PUBLICATIONS

[redacted]

7. CONFIDENTIALITY

7.1. During the Term, one party ("the Disclosing Party") may provide to the other party ("the Receiving Party")its Confidential Information.

7.2. The Receiving Party must not, unless and to the extent expressly permitted in writing by the Disclosing Party:

7.2.1. reverse engineer, disassemble or decompile the Confidential Information;

7.2.2. sell, assign, transfer or license the Confidential Information;

7.2.3. use the Confidential Information to compete with the Disclosing Party; or

7.2.4. permit any third party to do anything referred to in this clause 7.2.

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7.3. The obligations of confidence referred to in this Clause 7 shall not extend to any Confidential Information which:

7.3.1. is or becomes generally available to the public otherwise than by reason of a breach by the receiving Party of any provision of this Clause 7 or any duty of confidentiality owed to the Disclosing Party;

7.3.2. can be shown by the Receiving Party to have been in the Receiving Party's possession prior to receipt under this Agreement;

7.3.3. can be shown was subsequently disclosed to the Receiving Party without obligations of confidence by a third party owing no such obligations to the Disclosing Party in respect thereof;

7.3.4. can be shown to have been developed by the Receiving Party independently of any disclosure under this Agreement;

7.3.5. the Receiving Party is specifically required to disclose by law or pursuant to an order of any Court of competent jurisdiction, in which case the Receiving Party will cooperate with the Disclosing Party to minimise the extent of any such disclosure, including but not limited to by giving the Disclosing Party advance written notice of the anticipated disclosure and the opportunity to seek confidential treatment of the information prior to such disclosure.

7.4 This clause 7 is severable from the rest of this Agreement and shall remain valid and binding on the parties for a period of 5 (five) years after termination of this Agreement.

8. BACKGROUND INTELLECTUAL PROPERTY

8.1. The Parties may make certain Background Intellectual Property available in order to facilitate and promote the Research, including as may be stipulated in Schedule A.

8.2. Each Party acknowledges and agrees that notwithstanding delivery of any Background Intellectual Property to it by the other Party, all Background Intellectual Property will remain and constitute the sole and exclusive property of the Party that first provided it.

8.3. Each Party (for the purposes of this clause 8, the **first party**) hereby grants the other Party a non-exclusive license to use the Background Intellectual Property made available to the other Party by the first party for the purposes of conducting the Research. Use of the other Party's Background Intellectual Property by the first party for any other purposes shall only be permissible with the other Party's prior consent in writing and payment of a license fee specified by the other Party.

8.4. Without limiting the aforesaid, the first party shall not, and shall not permit, whether directly or indirectly, any third party, except as expressly permitted in writing by the other Party, to disclose, distribute, rent, lease, share, sell, assign, sub-license or otherwise transfer any part of the other Party's Background Intellectual Property or its rights to use the other Party's Background Intellectual Property.

9. FOREGROUND INTELLECTUAL PROPERTY

9.1. All right, title and interest in the Foreground Intellectual Property created and developed in the course of performing the Research shall vest in Client.

9.2. SU shall disclose any and all Foreground Intellectual Property as may be created and developed by it in the course of performing the Research to the Client. The Foreground Intellectual Property will be treated as the Client's Confidential Information.

SU hereby assigns and transfers the Foreground Intellectual Property for all Deliverables to the Client.

10. WARRANTIES

10.1. Subject to clause 3.2, SU hereby represents and warrants that:

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10.1.1. it has all necessary licenses, rights, title, interests and authority to enter into and perform this Agreement, provide all Research required under this Agreement and grant the rights granted to the Client herein, and when delivered to the Client, the Client will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

10.1.2. the Research will be performed in a careful and workmanlike manner and in conformance with the professional standards applicable in SU's industry, and SU and its personnel are adequately skilled, trained and experienced in the tasks to be performed by SU;

10.1.3. all Research will be performed in compliance with all applicable laws;

10.1.4. all Deliverables will conform to any specifications set forth in this Agreement; and

10.1.5. all Deliverables and the Client's use and enjoyment of them do not and will not infringe any Intellectual Property Rights, Know-How, privacy, or other rights of any person or any applicable law.

10.2. The Client hereby represents and warrants that:

10.2.1. it has all necessary licenses, rights, title, interests and authority to enter into and perform this Agreement; and

10.2.2. all its Material and any receipt, access or use of its Material by SU under this Agreement, do not and will not infringe any Intellectual Property Rights, Know-How, privacy or other rights of any person.

11. INDEMNITY

11.1. Each Party (for the purpose of this clause 11.1, the **first party)** indemnifies the other Party against and from all claims for damages, loss or bodily injury, caused in whole or in part as a result of the negligent actions and/or omissions of the first party.

12. LIMITATION OF LIABILITY

12.1. Except pursuant to any indemnity, and except to the extent that such limitation may not be permitted by applicable law, and without limiting the Parties' obligations regarding the payment of Funding, each Party's maximum aggregate liability to the other for all damage and loss suffered or incurred in connection with this Agreement shall be the total amount of Funding paid and payable by the Client to SU under this Agreement, irrespective of the form of such damage or loss (whether in contract, delict (including negligence), statute or otherwise).

13. BREACH AND TERMINATION

13.1. **Breach**. In the event, subject to clause 14 (Dispute Resolution) of this Agreement, of any of the Parties ("the Defaulting Party") committing a material breach of any of the terms of this Agreement and failing to remedy such breach within a period of 10 (ten) days after receipt of a written notice from the other Party ("the Aggrieved Party") calling upon the Defaulting Party so to remedy, then the Aggrieved Party shall be entitled, at its sole discretion and without prejudice to any of its other rights under this Agreement or at law, either to claim specific performance of the terms of this Agreement or to terminate this Agreement forthwith and without further notice.

13.2. **Termination by SU**. SU may, after consultation with the Client (which must be undertaken as soon as practicable after SU becomes aware that such consultation will be required), terminate the Agreement in the event of one or more of its Researchers involved in the work, without whom the work at the sole discretion of SU cannot be continued, becoming unavailable to conduct the Research, including as a result of such Researcher:

13.2.1. being expelled by SU for any reason; or

13.2.2. leaving the employment of SU or terminating his/her academic relationship with SU for whatsoever reason; or

13.2.3. being incapacitated or deceased.

13.3. **Termination by Client**. The Client has the right to terminate the Agreement upon 60 (sixty) days written notice to SU at its chosen domicilium address for any reason or no reason.

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13.4. **Consequence of termination**. the Client shall remunerate SU in terms of the Agreement for Research satisfactorily performed and Deliverables delivered prior to the effective date of terminationIf this Agreement is terminated for any reason:

13.4.1. SU shall immediately shall cease performing the Research and delivering the Deliverables;

13.4.2. Each Party shall, promptly return or destroy, at the other Party's option, all copies of the other Party's Confidential Information and Materials in its possession or control;

13.4.3. the Client shall pay SU a portion of the Funding, calculated on a pro rata basis for the Research satisfactorily performed (as determined by the Client) and Deliverables delivered up to the effective date of termination;

13.4.4. the licence granted in clause 8.3 shall automatically terminate; and

13.4.5. clauses 1, 6, 7, 8.4, 9.1, 9.2, 11, 12, 13.4, 14 and 15 shall survive termination.

14. DISPUTE RESOLUTION

14.1. If a dispute arises between the parties out of or relating to this Agreement (**Dispute**), each Party to the Dispute must seek to resolve it strictly in accordance with the provisions of this clause 14. Compliance with the provisions of this clause 14 is a condition precedent to seeking relief in any court in respect of the Dispute, except as otherwise provided in this clause.

14.2. A party seeking to resolve a Dispute must notify the existence and nature of the Dispute to the other party (**Notification**). Upon receipt of a Notification, each party must refer resolution of the Dispute to, in the case of the Client, its chief executive, and in the case of SU, to its Deputy Vice Chancellor (or nominees).

14.3. The chief executive and Deputy Vice Chancellor (or their nominees) must meet in person or by audio visual means within one (1) calendar month of the Notification to discuss the Dispute on a confidential without prejudice basis. If the Dispute has not been resolved within one (1) calendar month of the Notification, then each party will be entitled to pursue such course of action as it determines.

14.4. Notwithstanding the provisions of this clause 14, any Party shall be entitled to institute any proceedings for urgent interim relief arising out of or in connection with this Agreement in the High Court of South Africa having jurisdiction over the Parties.

15. GENERAL TERMS AND CONDITIONS

15.1. **Agency**: No Party shall present itself as the employee, representative or agent of the other Party for any purpose nor shall it have the power of authority to commit the other Party to any obligation, unless it receives the other Party's prior written consent. Nothing in this Agreement shall be interpreted as establishing a partnership, employment or joint venture arrangement between the Parties.

15.2. **Assignment.** Neither Party shall be entitled without the prior written consent of the other Party to cede, delegate, novate or otherwise transfer any of its rights or obligations in terms of this Agreement which consent shall not be withheld unreasonably.

15.3. **Force Majeure.** No failure or omission by either Party to carry out or to observe any of the terms or conditions of this Agreement will give rise to any claim against the Party in question or be deemed a breach of this Agreement if such failure or omission arises from any cause beyond the reasonable control of that Party. The Party incapable of performing shall, at no cost to the other Party, exercise due diligence to shorten the duration and to avoid the cause of the inability to perform and shall keep the other Party informed of all steps taken to enable performance under this Agreement. If the cause of the *force majeure* prevents the Party concerned from performing its obligations under this Agreement for a period exceeding 30 days, then either Party may terminate this Agreement on 7 days' written notice.

15.4. **Jurisdiction.** The validity, construction and performance of this Agreement shall be interpreted in accordance with South African law and subject to the exclusive jurisdiction of the South African Courts.

15.5. **Non-Exclusivity.** Nothing contained in this Agreement shall be construed as binding the Parties to any form of exclusivity. Both Parties shall be entitled to conduct business independent of each other and to pursue any work on its own where market requirements so dictate, unless otherwise agreed upon in

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writing and signed by the duly authorised representatives of the Parties. No Party shall use the name of the other Party in conjunction with its own or in connection with any work otherwise than with the prior written consent of the other Party.

15.6. **Notices and Domicilia.** The Parties choose as their *domicilia citandi et executandi* ("Domicilium") for all purposes under this Agreement the physical addresses set out on the cover sheet of this Agreement. Any notice required to be given under the terms of this Agreement must in writing and be given by registered post, with all delivery charges prepaid and addressed to the parties on the cover sheet.

[redacted]

15.8. **Relaxation.** No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Parties in respect of the performance of any obligation hereunder or the enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party's rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof. A provision of or a right under this Agreement may not be waived except in writing signed by the party to be bound.

15.9. **Severability.** If any provision of this Agreement is deemed invalid by a court of competent jurisdiction, the remainder of this Agreement shall remain enforceable.

15.10.

15.11. **Variation.** No addition to or variation, consensual cancellation or novation of this Agreement shall be of any force or effect unless reduced to writing and signed by all the Parties or their duly authorised representatives.

15.12. **Walk in rights.** The Parties acknowledge that in terms of the IPR Act the South African government has certain rights in respect of the Foreground Intellectual Property created by SU hereunder, including the right to use, on a non-transferable, irrevocable, royalty-free world-wide basis, such Foreground Intellectual Property for South Africa's emergency health, safety and other purposes.

15.13. **Whole Agreement.** This Agreement constitutes the whole Agreement between the Parties as to the subject matter hereof and no agreements, representations or warranties between the Parties other than those set out herein are binding on the Parties.

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SCHEDULE A

PROJECT DELIVERABLES SCHEDULE

1 PROJECT DELIVERABLE DESCRIPTION

DESCRIBE Services, Work, project approach, planning, facilities etc.

Please refer to the document: "SERVICE REQUEST:DATA COLLECTION TOWARDS VALIDATION OF THE AHI BIOMETRIC HEALTH ASSESSMENT ("AHI BHA"), AHI Labs" attached hereto as Schedule A.1 for a full overview. Briefly:

100 Individuals between the ages of 18 and 75 years will be assessed using the mobile phone-based AHI-BHA and gold standard methods in parallel. AHI will be responsible for the recruitment and on-boarding of participants, the co-ordination and facilitation of the data collection process, and the management of data and data privacy.

AHI is seeking to contract the services and facilities of the **Division of Sport Science**, Department of Exercise, Sport and Lifestyle Medicine at Stellenbosch University to obtain the following gold standard datasets from a cohort of 100 individuals:

Table 1. Project deliverables

AHI-BHA outputs to be validated and corresponding industry gold standard methods.

[redacted]

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The services of trained professionals, with access to valid and reliable testing equipment, will be required to administer the gold standard tests in parallel with the mobile phone-based AHI-HRA. The latter will be administered by an AHI representative during the scheduled test appointments.

Table 2

Service providers, tests, equipment, and facilities required from Stellenbosch University, Division of Sport Science

[redacted]

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2 DELIVERABLES AND COMPLETION CRITERIA

The Deliverables will be considered complete when the following criteria has been met:

Deliverable	Completion Criteria
Deliverable 1 – Service provision for the assessment of the pilot group (20 individuals)	[redacted]

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Deliverable 2 - Provision of complete datasets for each of the 20 individuals in the pilot group	A complete dataset for each individual in the pilot group includes electronic copies of the following data labelled with the relevant participant's user ID: [redacted]
Deliverable 3 - Service provision for the assessment of the main study group (100 individuals)	As for Deliverable 1 above.
Deliverable 4 - Provision of complete datasets for the 100 individuals in the main study group	As for Deliverable 2 above.

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3 SCHEDULE / CONTRACT PERIOD

The schedule for delivery as described below:

Deliverables	Start Date	Complete Date
Deliverable 1 -Service provision for pilot group (n= 20)	27 February 2023	10 May 2023
Deliverable 2 - Provision of datasets for pilot group (n= 20)	13 March 2023	20 May 2023
No service provision	20 March	31 May
Deliverable 3 - Service provision for full group (n = 100)	3 April 2023	31 Aug 2023
Deliverable 4 - Provision of datasets for full group (n = 100 individuals)	1 June 2023	30 Oct 2023
Agreement End Date	30 Nov 2023	

4 FEES AND PAYMENT SCHEDULE

SU will be paid in accordance with the payment schedule set out below:

Deliverable / payment date	Fees
Deliverables 1 and 2 - 10 March 2023	[redacted]
Deposit for Deliverables 3 and 4 – 3 Jul	
Balance for Deliverables 3 and 4 – 30 Nov	
Total Fees:	

The Client shall not be required to pay any additional amounts without its prior written consent.

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SCHEDULE A.1

SERVICE REQUEST:

DATA COLLECTION TOWARDS VALIDATION OF THE

AHI BIOMETRIC HEALTH ASSESSMENT

AHI Labs

January 2023

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TABLE OF CONTENTS

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1. INTRODUCTION

AHI has developed a biometric health assessment tool (**AHI-BHA**) which predicts the chronic disease risk of an individual based on data collected using a smartphone. AHI is conducting a study to validate the risk assessment outcomes produced by the AHI-BHA against risk assessment outcomes based on data collected by means of gold standard equipment and methods, as well as qualified, trained professionals.

AHI is seeking to contract the services and facilities of the **Division of Sport Science**, Department of Exercise, Sport and Lifestyle Medicine at Stellenbosch University to obtain the following gold standard datasets from a cohort of 100 individuals that will be recruited for participation by AHI Labs.

2. STUDY DESIGN

100 Individuals between the ages of 18 and 75 years will be assessed using the mobile phone-based AHI-BHA and gold standard methods in parallel. AHI will be responsible for the recruitment and on-boarding of participants, the co-ordination and facilitation of the data collection process, and the management of data and data privacy. Data collection is proposed to take place during scheduled appointments with subjects at the Stellenbosch University Sport Physiology Laboratory and, depending on availability, potentially a second location for Dual X-ray Absorptiometry (DXA) scanning during Q1-Q3 2023.

A pilot study will be performed on 20 individuals between the ages of 18 and 75 years to assess the feasibility of the project and the appropriateness of the tests and measurements. If deemed necessary, the methodology, tests and measurements will be revised for the main study.

Table 1. Project deliverables

AHI-HRA outputs to be validated and corresponding industry gold standard methods.

[redacted]

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[redacted]

* ISAK: International Society for the Advancement of Kinanthropometry (https://www.isak.global)

ACSM: American College of Sports Medicine (https://www.acsm.org)

2.1 Required services, facilities, and equipment

The services of trained professionals, with access to valid and reliable testing equipment, will be required to administer the gold standard tests in parallel with the mobile phone-based AHI-BHA. The latter will be administered by an AHI representative during the scheduled test appointments.

Table 2

Service providers, tests, equipment, and facilities required from Stellenbosch University, Division of Sport Science

[redacted]

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[redacted]

2.2 Recruitment and On-boarding

AHI will recruit and on-board individuals who agree to participate by signing an informed consent form, and an indemnity form before any data collection takes place.

AHI will aim to on-board a cohort with the following demographics:

- Apparently healthy individuals, or individuals with known pre-existing conditions that were cleared for safe participation by a physician.
- Age distribution: 18-75 years
- Biological sex distribution – 50% female, 50% male
- Equal age and biological sex distribution across all 5 BMI categories.

AHI will communicate with participants and co-ordinate the scheduling of test appointments.

2.5 Testing

AHI will schedule timeslots for data collection with each participant. Testing will take place in two separate sessions scheduled within a 48h timeframe. Session 1 should be done in the morning, with participants arriving in a fasted state, before consuming caffeine or doing exercise. Diabetic individuals will not be asked to fast, and this will be noted. We will ask participants not to consume alcohol, and to provide information on any medication taken or smoking in the 24h leading up to the tests. During this session, AHI will conduct digital data collection, a nurse will take blood pressure measurements, draw blood, and fit a chest strap heart rate monitor. Finally, university staff collects anthropometry data and a DXA scan is performed. Session 2 can be scheduled at any time of day within 48h of session 1, for university staff to conduct VO_2 max testing, a 2–minute step test and a 1 – minute step fitness test.

Tests should be done in the following order:

[redacted]

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[redacted]

[redacted]

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[redacted]

Figure 1: Study User Journey Map

3. TIMELINE

A 4-week, 20-person pilot study will be conducted in February - March. The recruitment and selection phase for the main study will take place in parallel and take approximately 4 - 8 weeks. On-boarding of participants for the main study will commence in June 2023. It is estimated that the entire study will be completed in 12 – 18 weeks, with a final delivery date of 30 Sep.

[redacted]

Figure 2: Study timeline

SCHEDULE B

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THE RESEARCH PROJECT

1. BACKGROUND IP

Party	Background Intellectual Property
SU	Not applicable
Client	Background Intellectual Property is defined at clause 1.5 to include all Know-How and Intellectual Property Rights that AHI makes available to for the purposes of the Research conducted under this Agreement that can be demonstrated not to have arisen in the course of or as a result of the conduct of the Research under this Agreement. This definition will cover any of AHI's intellectual property that it makes available to SU for the purposes of the research to be conducted under this Agreement, therefor there is no need to populate this table

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